Exhibit 99.1
For Immediate release:

Contact: Timothy P. Dooley
Republic Airways Holdings
Tel. (317) 487-4308

Republic Airways Holdings Announces Second Quarter 2009 Results

Indianapolis, Indiana, (July 29, 2009) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $320.0 million for the quarter ended June 30, 2009, an 18.2% decrease, compared to $391.4 million for the same period last year.  The Company reported net income of $14.1 million for the quarter ended June 30, 2009, compared to $28.4 million reported in the prior year’s second quarter.  The Company also reported earnings per diluted share of $0.41, compared to $0.81 for the same period last year.  Last year’s results included a one-time gain on the settlement of interest rate swap transactions of $6.0 million, net of tax, or $0.17 per diluted share.

Second Quarter Financial Highlights
Excluding reimbursement from our partners for fuel expense, regional airline service revenues decreased 0.9% for the second quarter of 2009.  The effect on revenue of the 8.5% decrease in block hours compared to the prior year was mostly offset by a shift in the mix of flying toward larger jets.

Total operating expenses for the second quarter of 2009, including interest expense but excluding fuel charges, of $272.7 million, increased approximately 6.0% from $257.2 million for the same quarter of 2008.  Operating cost per ASM (CASM), including interest expense but excluding fuel, increased to 8.03¢ for the second quarter of 2009, from 7.50¢ for the same quarter of 2008.

During the quarter, the Company removed twelve 50-seat aircraft from its Continental operations. Of these, nine CRJ aircraft are being returned to their lessor and three E145 aircraft will be subleased offshore or placed into the Midwest Airlines operation.  The Company also placed one E135 aircraft back into service that was previously held for sale.  At June 30, 2009, the Company’s operational fleet consisted of 210 aircraft.

Balance Sheet Information
At June 30, 2009 the Company had $97.4 million in unrestricted cash and cash equivalents compared to $129.7 million as of December 31, 2008.  The Company’s long-term debt decreased to $2.22 billion as of June 30, 2009, compared to $2.28 billion at December 31, 2008. All of the Company’s long-term debt is at fixed interest rates and is secured by the aircraft.  The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $650 million as of June 30, 2009 compared to approximately $685 million reported as of December 31, 2008

Business Developments
On June 22, 2009, the Company announced that it has agreed to be the equity sponsor of Frontier Airlines’ plan of reorganization. The plan would allow Republic to purchase 100% of the equity in the reorganized company for $108.75 million.  The proposed plan provides for general unsecured creditors to receive $28.75 million in cash. An additional $40 million of the sale proceeds would be applied as repayment of the outstanding DIP loan.  The plan remains subject to certain closing conditions as well as conditions of the bankruptcy process which include an open auction process.  The auction process is expected to conclude in August 2009.

On June 23, 2009, the Company announced that it reached agreement with TPG Capital, a Fort Worth, Texas-based private equity firm to acquire 100% of the equity of Midwest Airlines. Consideration will be $6 million in cash and a $25 million, five-year note, which may be converted to RJET stock at $10 per share. In addition to the 12 E170 aircraft currently operated for Midwest, the Company expects to operate nine 99-seat E190 aircraft and twelve 37-50 seat aircraft, all of which will be placed into service between July 2009 and January 2010.  The E190 aircraft will be sourced on short-term leases and the 37-50 seat aircraft will be sourced from the Company's existing fleet of aircraft or on short-term leases through a third party lessor.

On July 10, 2009 the Company invested $7.5 million of cash in Mokulele Airlines, increasing our investment from 55% to approximately 89% of Mokulele’s common stock.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 92 cities in 36 states, Canada, Mexico and Jamaica through airline services agreements with seven U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, Midwest Connect, Mokulele Airlines and US Airways Express. The airlines currently employ approximately 4,500 aviation professionals and operate 210 aircraft.

The Company will conduct a telephone briefing to discuss its second quarter results tomorrow, July 30th, at 10:00 a.m. EDT. For those wishing to participate please call 866-271-6130 and for international calls please dial 617-213-8894, the passcode is 97364899.  A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	Change	2009	2008	Change
OPERATING REVENUES
Regional airline services	$310,343	$387,015	-19.8%	$632,055	$746,560	-15.3%
Other	9,619	4,357	120.8%	13,212	8,695	52.0%
Total operating revenues	319,962	391,372	-18.2%	645,267	755,255	-14.6%

OPERATING EXPENSES
Wages and benefits	65,992	65,365	1.0%	130,582	128,729	1.4%
Aircraft fuel	28,586	100,584	-71.6%	60,702	182,361	-66.7%
Landing fees	18,510	15,915	16.3%	35,408	29,745	19.0%
Aircraft and engine rent	30,205	33,936	-11.0%	61,808	67,896	-9.0%
Maintenance and repair	46,054	40,620	13.4%	92,635	79,093	17.1%
Insurance and taxes	6,803	6,240	9.0%	13,282	12,040	10.3%
Depreciation and amortization	37,709	32,590	15.7%	73,604	63,483	15.9%
Goodwill impairment	-	-	NM	13,335	-	NM
Other	32,465	30,361	6.9%	65,506	60,334	8.6%
Total operating expenses	266,324	325,611	-18.2%	546,862	623,681	-12.3%
OPERATING INCOME	53,638	65,761	-18.4%	98,405	131,574	-25.2%

NON-OPERATING INCOME (EXPENSE)
Interest expense	(34,950)	(32,175)	8.6%	(70,384)	(62,810)	12.1%
Other — net	4,894	12,624	-61.2%	7,639	9,889	-22.8%
Total non-operating income (expense)	(30,056)	(19,551)	53.7%	(62,745)	(52,921)	18.6%

INCOME BEFORE INCOME TAXES	23,582	46,210	-49.0%	35,660	78,653	-54.7%

INCOME TAX EXPENSE	12,112	17,779	-31.9%	22,030	30,071	-26.7%

NET INCOME INCLUDING NCI	11,470	28,431	-59.7%	13,630	48,582	-71.9%
Less: Net (loss) income attributable to NCI	(2,647)	-	NM	(2,647)	-	NM
NET INCOME	14,117	28,431	-50.3%	16,277	48,582	-66.5%
PER SHARE, BASIC	$0.41	$0.82	-50.0%	$0.48	$1.37	-65.0%
PER SHARE, DILUTED	$0.41	$0.81	-49.4%	$0.48	$1.36	-64.7%
Weighted Average Common Shares
Basic	34,205	34,855	-1.9%	34,194	35,546	-3.8%
Diluted	34,205	34,978	-2.2%	34,194	35,697	-4.2%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	Change		2009	2008	Change
Regional airline services revenue, excluding fuel (000)	$283,771	$286,431	-0.9%		$573,367	$564,199	1.6%
Operating expenses, plus interest and excluding fuel (000)	$272,688	$257,202	6.0%		$556,545	$504,131	10.4%
Passengers carried	5,137,890	5,092,277	0.9%		9,571,699	9,534,014	0.4%
Revenue passenger miles (000)	2,608,360	2,640,386	-1.2%		4,865,462	4,937,097	-1.5%
Available seat miles (000)	3,395,236	3,426,922	-0.9%		6,719,607	6,667,244	0.8%
Passenger load factor	76.8%	77.0%	-0.2	pts	72.4%	74.1%	-1.7	pts
Cost per available seat mile, including interest expense (cents)	8.87	10.44	-15.0%		9.19	10.30	-10.8%
Cost per available seat mile, including interest, but excluding fuel expense and goodwill impairment charge (cents)	8.03	7.50	7.1%		8.08	7.56	6.9%
Operating Aircraft at period end:
37-50 seat aircraft	80	115	-30.4%		80	115	-30.4%
70+ seat aircraft	130	113	15.0%		130	113	15.0%
Block hours	176,705	193,091	-8.5%		355,140	381,915	-7.0%
Departures	105,589	109,191	-3.3%		210,281	214,196	-1.8%
Average daily utilization of each aircraft (hours)	9.7	10.4	-6.7%		9.7	10.3	-5.8%
Average length of aircraft flight (miles)	486	513	-5.3%		487	514	-5.3%